Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective e as of July 1, 2013 (“Effective Date”) by and between INBRX 103, LLC, a limited liability company with an address at 11099 North Torrey Pines Road, Suite 130, La Jolla, CA 92037 (“Inhibrx”), and Celgene Corporation a Delaware corporation with an address at 86 Morris Avenue, Summit, NJ 07901 (“Licensee”). Inhibrx and Licensee each may be referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Parties entered into that certain Development and Option Agreement dated June 21, 2012 (“Option Agreement”) under which Inhibrx conducted a development program related to the development of certain therapeutic antibodies to the Target (defined below);

WHEREAS, under the terms of the Option Agreement, Inhibrx granted Licensee an option to acquire a license from Inhibrx with respect to certain intellectual property relating to the Licensed Antibodies (defined below); and

WHEREAS, Licensee has exercised the Option (as defined in the Option Agreement) in accordance with the Option Agreement, and the Parties therefore wish to execute this Agreement, which is identical in substance to the license agreement attached as Exhibit D to the Option Agreement (except with respect to the additional content in the exhibits hereto).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below in this Section 1 or elsewhere herein.

1.1 “Affiliate” means, with respect to each Party, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party. As used herein, “control” means (i) ownership of more than 50% of either (a) the shares entitled to vote for the election of the entity’s directors or members of the entity’s governing body or (b) interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

1.2 “Antibody [***]” means the antibody described on Exhibit D.

1.3 “Approved Indication” means, with respect to a Licensed Product, a specific human disease or condition for which the treatment or prevention has received Regulatory Approval, where, for clarity, with respect to FDA Regulatory Approval, a specific human disease or condition receiving Regulatory Approval under an initial New Drug Application (NDA) or Biologics License Application (BLA) (both as defined in Title 21 of the U.S. Code of Federal Regulations or any successor law or regulations thereto, as amended from time to time) would be an Approved Indication, and each additional specific human disease or condition under a supplemental NDA or supplemental BLA for use would be a separate Approved Indication, but, for clarity, if a supplemental NDA or supplemental BLA or any amended or expanded label claim in an NDA or BLA covers any specific human disease or condition that was included in a previous Approved Indication, such supplemental NDA or supplemental BLA or amended or expanded label claim in an NDA or BLA shall not be deemed to be a separate Approved Indication. For the avoidance of doubt, the Parties acknowledge there may be more than one Approved Indication for any given histology or tumor type.

1.4 “Clinical Trial” means any human clinical trial, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase IIII Clinical Trial, and post-Regulatory Approval clinical trial.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.5 “Commercially Reasonable Efforts” means with respect to Inhibrx and Licensee, as applicable, such efforts that are consistent with the efforts and resources then used by Parent or Licensee, as applicable, in the exercise of its commercially reasonable practices relating to the research, development (including seeking Regulatory Approval), manufacture and commercialization of a pharmaceutical product at a similar stage in its research, development or commercial product life as the applicable Licensed Antibody, taking into account issues of [***].

1.6 “Confidential Information” means all proprietary or confidential information and Know-How and any tangible embodiments thereof provided by or on behalf of one Party to the other Party in connection with this Agreement (including any consulting work), including data, knowledge, practices, processes, ideas, research plans, engineering designs and drawings, research data, manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, financial and personnel matters, and information and Know-How related to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information of a Party will not be subject to the restrictions on use and disclosure set forth in Section 5 (Confidentiality) if such information, as evidenced by the receiving Party’s records: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party; (b) was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or Know-How to others; or (e) was independently discovered or developed by such receiving Party without the use of Confidential Information belonging to the disclosing Party.

1.7 “Control” or “Controlled” means with respect to any Patent Rights or Know-How, the possession by a Party (or its Affiliates, as the case may be) of the ability to grant a license or sublicense of such Patent Rights or Know-How as provided for herein without violating the terms of any agreements between such Party (or its Affiliates) and any Third Party.

1.8 “EMA” means the European Medicines Agency and any successor agency or authority thereto.

1.9 “FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.10 “Field” means all fields of use, including the treatment, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.11 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee to a Third Party of such Licensed Product for end use or consumption of such Licensed Product. First Commercial Sale excludes any sale or other distribution for use in a clinical trial or other development activity, promotional use (including samples), or for compassionate use or on a named patient basis.

1.12 “IND” means an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations or any successor law or regulations thereto, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.13 “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, and other know-how, whether or not patentable, including pharmacology, toxicology, drug stability, manufacturing and formulation data, methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies.

1.14 “Licensed Antibodies” means (i) Antibody [***] and all other Licensed Antibodies (as defined in the Option Agreement), including the antibodies listed on Exhibit A hereto, (ii) all monoclonal antibodies identified or generated by Inhibrx and/or its Affiliates during the Term directed against the Target, and (iii) any analog, fragment, variant, modification or derivative of any of the foregoing.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.15 “Licensed Intellectual Property” means the Licensed Know-How and the Licensed Patents.

1.16 “Licensed Know-How” means all Know-How that is necessary or useful to the composition, production, use, research, development, manufacture or commercialization of, any Licensed Antibody, and/or the epitope to which such Licensed Antibody binds, that, in each case, is Controlled by Inhibrx or its Affiliates as of the Effective Date or thereafter during the term of this Agreement; provided, however, that Licensed Know-How shall not include any Know-How solely related to Antibody Generation, except if such Know-How is necessary or useful to the production or manufacture of any Licensed Antibody and/or the epitope to which such Licensed Antibody binds, in which case such Know-How shall be included in the Licensed Know-How. For purposes of this definition, “Antibody Generation” means Inhibrx’s and/or its Affiliates’ antibody generation technology platform for creating and screening antibody libraries.

1.17 “Licensed Patents” means all Patent Rights Controlled by Inhibrx or its Affiliates as of the Effective Date or thereafter during the Term that (i) claim the composition of matter of, or use, manufacture, distribution, sale or formulation of, any Licensed Antibody, and/or the epitope to which such Licensed Antibody binds, or (ii) are necessary or useful to the composition, production, use, research, development, manufacture or commercialization of, any Licensed Antibody, and/or the epitope to which such Licensed Antibody binds; including the patents and patent applications listed on Exhibit B.

1.18 “Licensed Product” means any composition comprising or incorporating a Licensed Antibody.

1.19 “Major Market Country” means Germany, Italy, France, Spain and the United Kingdom.

1.20 “Net Sales” means with respect to any Licensed Product, the gross amounts invoiced by Licensee, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers for sales of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with such Selling Party’s accounting principles, for:

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided, that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions)) which effectively reduced the selling price or gross sales of the Licensed Product;

(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Product to a Third Party;

(e) import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind); and

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(f) reasonable discounts due to factoring of receivables owed by account debtors identified by the Selling Party as habitually failing to adhere to customary payment terms, which discounts are incurred consistent with the Selling Party’s practices with respect to the Selling Party’s other pharmaceutical products sold to such account debtors; provided, that, such discounts are then applied as a result of factoring of receivables in a manner consistent with the accounting principles applied by the Selling Party and reflected in the Selling Party’s financial statements for non-Licensed Product sales to the same account debtors.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales. The calculations set forth in this Section 1.20 shall be determined in accordance with reasonable accounting principles (such as GAAP or IFRS), as consistently applied by Licensee and Licensee’s Affiliates and Sublicensees, as applicable. Transfers of the Licensed Product among Licensee, Licensee’s Affiliates and Sublicensees for the purpose of subsequent resale to Third Parties will not generate Net Sales; with respect to such transfers, only the gross amounts invoiced in connection with the subsequent resale of the Licensed Product to Third Parties will be included in the calculation of Net Sales. Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Products, as applicable, for use in any Clinical Trial, non-clinical development activities with respect to Licensed Products by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use or for Licensed Product samples, if no monetary consideration is received for such transfers.

Net Sales shall be determined on, and only on, the first sale by a Party or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party.

If a Licensed Product is sold as part of a Combination Product (defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Licensed Product comprising a Licensed Antibody as the sole therapeutically active ingredient or agent; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients or agents contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient or agent in the Combination Product.

As used in this Section 1.20, “Combination Product” means a Licensed Product that contains one or more additional therapeutically active ingredients or agents (whether coformulated or copackaged) that are neither Licensed Antibodies nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients”.

1.21 “Parent” means Inhibrx, L.L.C., a Delaware limited liability company whose offices are located at 11099 North Torrey Pines Road, Suite 130, La Jolla, CA 92037.

1.22 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, pediatric exclusivity periods and foreign equivalents to any of the foregoing.

1.23 “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.24 “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is a preliminary determination of safety, tolerance, pharmacological or antigenic effects in individuals or patients as required in 21 C.F.R. §312.21(a), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase I Clinical Trial shall be deemed to have initiated when the first subject in the study has been dosed.

1.25 “Phase II Clinical Trial” means a human clinical trial a principle purpose of which is a preliminary determination of clinical safety and efficacy and is intended to explore a variety of doses, dose response and duration of effect or dose ranges in patients with the disease being studied as required in 21 C.F.R. §312.21(b), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase II Clinical Trial shall be deemed to have initiated when the first subject in the study has been dosed.

1.26 “Phase III Clinical Trial” means a human clinical trial of the safety and efficacy of a product that is prospectively designed, statistically powered and conducted to provide an adequate basis for obtaining regulatory approval to market such product in the disease being studied, as further described in 21 C.F.R. §312.21(c), or similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase III Clinical Trial shall be deemed to have initiated when the first patient in the study has been dosed.

1.27 “Regulatory Approval” means all approvals, licenses, registrations or authorizations of all government agencies in a country necessary for the marketing and sale of a Licensed Product in such country, including any pricing approvals deemed reasonably necessary by Licensee.

1.28 “Royalty Term” means, on a country-by-country and a Licensed Product-by-Licensed Product basis, the longer of (i) the expiration of the last Valid Claim of the Licensed Patents which cover the composition of matter or method of use of such Licensed Product in such country, or (ii) twelve (12) years following the First Commercial Sale of such Licensed Product in such country.

1.29 “Sublicensee” means any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.30 “Territory” means worldwide.

1.31 “Third Party” means any Person other than Licensee, Inhibrx and their respective Affiliates.

1.32 “Valid Claim” means a claim in an issued, unexpired patent within the Licensed Patents that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

1.33 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section
AAA	12.2.1
Agreement	Introduction
Antibody Generation	1.16
Arbitrator	12.2.1
Comparable Third Party Product	4.2.3
Dispute	12.2.1
EMA	1.8
IND	1.12
Infringement	7.1
Inhibrx	Introduction

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Inhibrx Indemnitees	9.1
Joint IP	6.1
Joint Patents	6.2
Licensee	Introduction
Licensee Indemnitees	9.2
Litigation Conditions	9.3
Losses	9.1
Effective Date	Introduction
Exclusive License	2.1.1
Party and Parties	Introduction
Product Materials	11.6.3
Prosecution	6.2
Selling Party	1.20
Skipped Milestone	4.1
Term	11.1
Third Party Patents	4.2.2

2.	LICENSE GRANT

2.1 License to Licensee.

2.1.1 Grant of License. Subject to the terms and conditions of this Agreement, Inhibrx hereby grants to Licensee an exclusive (even as to Inhibrx), royalty-bearing, non-transferable (except in accordance with Section 12.3) license, including the right to grant sublicenses (only in accordance with Section 2.1.2), under the Licensed Intellectual Property, including Inhibrx’s interest in the Joint IP, to research, develop, manufacture, commercialize, make, have made, use, offer for sale, sell, and import Licensed Products, in the Territory, for any and all uses within the Field (“Exclusive License”). All rights not expressly granted herein are reserved by Inhibrx and its Affiliates, and no other licenses are granted herein, by implication, estoppel or otherwise. During the Term, neither Inhibrx nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in or to any of the Licensed Intellectual Property, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to Licensee hereunder.

2.1.2 Sublicensing. Licensee may sublicense rights under the Exclusive License pursuant to written sublicense agreements that are consistent with, and conform to, the applicable obligations and conditions of this Agreement. Licensee will deliver to Inhibrx a true and accurate reasonably redacted copy of each sublicense agreement within ten (10) days of its execution.

2.2 Reservation of Rights. Inhibrx and its Affiliates reserve the right to practice the Licensed Intellectual Property for their internal research and development purposes; provided, that such right does not include the right to sublicense the Licensed Intellectual Property to any Third Party (a) with respect to any Licensed Product, or (b) otherwise in a manner that would conflict with the rights granted to Licensee hereunder.

2.3 Transfer of Know-How. Within thirty (30) days of the Effective Date, Inhibrx will deliver or cause to be delivered to Licensee the items listed on Exhibit C. Inhibrx hereby represents and warrants as of the Effective Date that the list of items on Exhibit C sets forth all Licensed Know-How and is accurate and complete in all material respects.

2.4 Technology Transfer. Within thirty (30) days of either (a) Licensee’s request and Inhibrx’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, and/or (b) completion of research cell bank development, if not already conducted pursuant to the Option Agreement, Inhibrx will conduct a technology transfer of any and all research cell banks for the production of Antibody [***] to Licensee or its designated contract manufacturing organization to perform any of Licensee’s rights or obligations hereunder.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

3.	DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1 Authority. As between the Parties, Licensee shall have full control and authority over the development and commercialization of Licensed Products in the Field in the Territory.

3.2 Diligence. Licensee will, itself or through its Affiliates or Sublicensees, exercise Commercially Reasonable Efforts to clinically develop and commercialize Licensed Products. Upon receipt of Inhibrx’s written requests from time to time (but no more frequently than three (3) times per year), Licensee shall keep Inhibrx informed of Licensee’s development and commercialization activities. For each Regulatory Approval of a Licensed Product, including with respect to each Approved Indication, Licensee will notify Inhibrx in writing within thirty (30) days thereof.

3.3 Regulatory Filings. Licensee (or its designee) shall file and hold title to all regulatory applications, Regulatory Approvals and supplements thereto relating to Licensed Products.

4.	PAYMENTS

4.1 Milestone Payments. Licensee shall make a non-refundable, non-creditable (except as permitted under Section 11.9) payment to Inhibrx within thirty (30) days of the first achievement of each of the milestone events identified in Table 1 and Table 2:

Table 1: Clinical Milestones

Milestone Number	Milestone Event	Milestone Payment
1

Initiation (i.e., first patient dosed) of the first Phase II Clinical Trial by Licensee, its Affiliates and/or Sublicensees for Licensed Product. For clarity, this milestone is payable no more than once.

$[***]

2

Initiation (i.e., first patient dosed) of the first Phase III Clinical Trial by Licensee, its Affiliates and/or Sublicensees for Licensed Product for each of the first two indications of such Licensed Product will trigger the milestone payment. For clarity, this milestone is payable no more than twice.

$[***]

Table 2: Approval Milestones

The following milestones are payable for the first [***] ([***]) Approved Indications (aggregated for all Licensed Products), and are not payable for any subsequent Approved Indications:

Milestone Number	Milestone Event	Milestone Payment
3	Regulatory Approval in the US granted to Licensee, its Affiliates and/or Sublicensees for each Approved Indication for each Licensed Product.	$[***]*

4	Regulatory Approval by EMA or in the first Major Market Country (whichever occurs first) granted to Licensee, its Affiliates and/or Sublicensees for each Approved Indication for each Licensed Product.	$[***]*

*In Table 2, for each Approved Indication of a Licensed Product that is subsequent to the first Approved Indication, on an Approved Indication-by-Approved Indication basis, the payment for milestone 3 and the

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

payment for milestone 4 with respect to such Approved Indication shall be [***] percent ([***]%) of the corresponding milestone payment for the immediately preceding Approved Indication. For example, for the second Approved Indication of a Licensed Product, payment for milestone 3 is $[***], and for the third Approved Indication of such Licensed Product, payment for milestone 3 is $[***].

With respect to milestone 1 and 2 in Table 1 above, if Licensee achieves any given milestone without first achieving the immediately preceding milestone (a “Skipped Milestone”), then Licensee shall make the milestone payment for the Skipped Milestone when Licensee pays the milestone payment for such next-occurring milestone.

4.2 Royalty Payments.

4.2.1 Royalty Percentages. During the Royalty Term, Licensee will pay royalties on Net Sales as shown in the table below:

	Royalty Percentage	Cumulative Net Sales
1.	[***]%	Portion of Cumulative Net Sales by Licensee, its Affiliates and Sublicensees up to and including $[***]

2.	[***]%	Portion of Cumulative Net Sales by Licensee, its Affiliates and Sublicensees greater than $[***] up to and including $[***]

3.	[***]%	Portion of Cumulative Net Sales by Licensee, its Affiliates and Sublicensees greater than $[***] up to and including $[***]

4.	[***]%	Portion of Cumulative Net Sales by Licensee, its Affiliates and Sublicensees greater than $[***]

Cumulative Net Sales will be determined on a worldwide, cumulative basis for all Licensed Products. For example, if Net Sales by Licensee, its Affiliates and Sublicensees for all Licensed Products was $[***] in a calendar quarter, and Cumulative Net Sales had been $[***] as of the end of the previous calendar quarter, the royalties payable with respect to such Net Sales for such calendar quarter would be ($[***] x [***]) + ($[***] x [***]) = $[***].

4.2.2 Third Party Royalty Offset. Each royalty rate above shall be reduced, on a country-by-country and Licensed Product-by-Licensed Product basis and calendar quarter-by-calendar quarter basis, by an amount equal to [***] percent ([***]%) of any payments made to a Third Party in a calendar quarter on sales of such Licensed Product in such calendar quarter in consideration for a license to Third Party Patent Rights (“Third Party Patents”) that Licensee reasonably determines would be infringed by the manufacture, use, sale, offer for sale or import of such Licensed Product; provided that, in no event shall the aggregate deductions under this Section 4.2.2 reduce the royalty rates set forth in Items 1 through 4 in the table in Section 4.2.1 above to less than [***] percent ([***]%), [***] percent ([***]%), [***] percent ([***]%) and [***] percent ([***]%), respectively. Licensee may carry over and apply any payments made to a Third Party as described in this Section 4.2.2, which are incurred or accrued in a calendar quarter and are not deducted in such calendar quarter, to any subsequent calendar quarter(s).

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

4.2.3 Comparable Third Party Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and calendar quarter-by-calendar quarter basis,

(a) Comparable Third Party Product(s) has a market share of [***] percent ([***]%) to less than [***] percent ([***]%) or

(b) Comparable Third Party Product(s) has a market share of [***] percent ([***]%) or more;

then the royalties payable with respect to Net Sales of such Licensed Product pursuant to Section 4.2.1 in such country during such calendar quarter shall be reduced by [***] percent ([***]%) and [***] percent ([***]%), respectively, in each case, of the royalties otherwise payable pursuant to Section 4.2.1. Market share shall be the aggregate market in such country of such Licensed Product and the Comparable Third Party Product(s) (based on sales of units of such Licensed Product and such Comparable Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties). “Comparable Third Party Product” means, with respect to a Licensed Product in any country, any pharmaceutical product sold by a Third Party not authorized by or on behalf of Licensee, its Affiliates or Sublicensees (x) that is approved by the applicable governmental agency in such country for one or more of the Approved Indications as the applicable Licensed Product and (y) where such approval is granted on a regulatory application that (i) refers to or relies upon the applicable Licensed Product and (ii) is submitted under any abbreviated regulatory approval pathway.

4.2.4 One Royalty. Only one royalty shall be payable by Licensee for each sale of a Licensed Product.

4.3 Payment Terms.

4.3.1 Payment of Royalties. Licensee shall make royalty payments owed to Inhibrx hereunder in arrears, within sixty (60) days from the end of each calendar quarter in which such payment accrues. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales in accordance with Licensee’s accounting practices; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.3; and the royalties payable in United States Dollars.

4.3.2 Accounting. All payments hereunder shall be made in the United States in United States Dollars. Conversion of foreign currency to United States Dollars shall be made at the average monthly rate of exchange, using Bloomberg foreign exchange rates, using the conversion rates beginning the second to last business day of the month preceding the month in which such sales are recorded and ending on the second to last business day of the month in which the sales are recorded.

4.3.3 Late Payments. In the event any payment due under Section 4 is not made when due, the payment shall accrue interest from the date due through and including the date upon which Inhibrx has received immediately available funds at a rate equal to the lower of 1.5% per month, or the lowest rate allowed by applicable law. The payment of such interest shall not limit Inhibrx from exercising any other rights it may have as a consequence of the lateness of any payment.

4.3.4 Tax Withholding; Restrictions on Payment. Inhibrx will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws, regulations or rules require that taxes be withheld with respect to any payments by Licensee to Inhibrx under this Agreement, Licensee will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Inhibrx on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable laws, regulations and rules. In addition, the Parties shall cooperate

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

in accordance with applicable laws, regulations and rules to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

4.4 Records Retention by Licensee; Review by Inhibrx.

4.4.1 Royalty Records. Licensee and its Affiliates and Sublicensees shall keep, for at least three (3) years from the end of the calendar year to which they pertain, complete and accurate records of transfer and sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.4.2 Review. Subject to the other terms of this Section 4.4.2, at the request of Inhibrx, which shall not be made more frequently than once per calendar year during the Term (unless an audit uncovers a breach or underpayment), upon at least thirty (30) days’ prior written notice from Inhibrx, and at the expense of Inhibrx (except as otherwise provided herein), Licensee shall permit an independent certified public accountant selected by Inhibrx and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under Section 4.4. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 4.4. Results of any such review shall be binding on both Parties absent manifest error. Inhibrx shall treat the results of any such accountant’s review of Licensee’s records under Section 4.4.1 as Confidential Information of Licensee subject to the terms of Section 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall promptly pay Inhibrx the amount remaining to be paid, and (b) if such underpayment is by five percent (5%) or more for any twelve (12) month consecutive period, Licensee shall, within thirty (30) days of invoice therefor, pay the reasonable out-of-pocket costs and expenses incurred by Inhibrx in connection with the review.

5.	CONFIDENTIALITY

5.1 Confidential Obligations. Inhibrx and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Inhibrx and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants (including without limitation, academic collaborators, CROs and manufacturers), professional advisors, Affiliates and, in the case of Licensee, Sublicensees, to keep confidential, all Confidential Information of the other Party. Neither Inhibrx nor Licensee nor any of their respective employees, consultants, Affiliates or, in the case of Licensee, Sublicensees, shall use any Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder or as expressly permitted in this Section 5. Licensee may disclose Inhibrx’s Confidential Information to the extent such disclosure is reasonably necessary to file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or to obtain any authorization to conduct clinical studies or any Regulatory Approval for Licensed Products. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed. Notwithstanding anything to the contrary in this Agreement, Inhibrx will keep confidential, and will cause its employees, consultants (including academic collaborators, CROs and manufacturers), licensees, sublicensees, professional advisors and Affiliates to keep confidential, the Licensed Intellectual Property, on confidentiality terms at least as protective as the confidentiality provisions of this Agreement.

5.2 Limited Disclosure and Use. Each Party may disclose the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates, or in the case of Licensee, Sublicensees, if and only to the extent necessary to carry out its rights and responsibilities under this Agreement. Such disclosures shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such Persons receiving the other Party’s Confidential Information are bound by written confidentiality

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Inhibrx and Licensee shall not disclose nor transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except as otherwise required by law, and except as otherwise expressly permitted under this Section 5.2 or elsewhere in this Agreement or, in the case of Licensee, to exercise the rights granted to it hereunder. Each Party shall take such action, and shall cause its Affiliates, and in the case of Licensee, Sublicensees, to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license that is still in force hereunder or which expressly survives such termination, and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3 Terms of Agreement. Subject to Section 5.2, neither Party may disclose the existence or terms or any other matter of fact regarding the performance of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any acquirers, potential acquirers, investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential (provided that such disclosure is solely in the form of a redacted version of this Agreement, such redacted version to be reasonably and mutually agreed upon by the Parties). If such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

5.4 Press Releases. Licensee may issue press releases or other similar public communications regarding this Agreement at any time, in its sole discretion. Inhibrx may not issue press releases or other similar public communications regarding this Agreement without the prior written consent of Licensee. The foregoing notwithstanding, communications required by applicable law or regulation will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof; provided, that, any such disclosure is limited to that information which is legally required to be disclosed. Once any press release or any other written statement subject to this Section 5 is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Further, neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party.

5.5 Permitted Publications. Licensee, its Affiliates and Sublicensees may publish or present any information with respect to any Licensed Antibody or Licensed Product without prior consent of Inhibrx. Inhibrx and its Affiliates may not publish or present any information with respect to any Licensed Antibody or Licensed Product without prior consent of Licensee; it being understood and agreed that Inhibrx and its Affiliates may publish or present information that is solely related to Antibody Generation other than information related to the generation, production or manufacture of any Licensed Antibody or Licensed Product.

6.	PATENT PROSECUTION

6.1 Ownership of Licensed Intellectual Property. Subject to the licenses granted by Inhibrx to Licensee under this Agreement, as between the Parties, (a) Inhibrx shall solely own all right, title and interest in and to the Licensed Intellectual Property; (b) each Party shall own all right, title and interest in and to any inventions, works-of-authorship, and developments invented, created or developed solely by such Party in the course of performance of this Agreement; and (c) the Parties shall jointly own all right, title and interest in and to any inventions, works-of-authorship, and developments invented, created or developed jointly by the Parties in the course of performance of this Agreement (the “Joint IP”).

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

6.2 Prosecution. Licensee shall have the right to control the preparation, filing, prosecution and maintenance (collectively, “Prosecution” or “Prosecute”) of the Licensed Patents and any Patent Rights claiming the Joint IP (the “Joint Patents”) during the term of this Agreement.

6.3 Decision Not to Prosecute. Licensee shall, at its expense, be responsible for the prosecution of the Licensed Patents worldwide, subject to the provisions of this Section 6. If Licensee decides not to prosecute or maintain any Patent Right within the Licensed Patents, then Licensee shall provide Inhibrx with written notice of such decision at least thirty (30) calendar days prior to the deadline for taking any action for such Patent Right or the date on which the abandonment of any such Patent Right would become effective, whichever is earlier. In such event, Inhibrx shall have the right, but not the obligation, at its expense, to assume control of the preparation, filing, prosecution and maintenance of such Patent Right.

6.4 Joint Patents. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein, each Party shall be entitled to practice, license and exploit the Joint IP without restriction and without consent of, or an obligation to account to, the other Party, and each Party hereby waives any right it may have under applicable laws, regulations, and rules to require any such consent or accounting. Nothing in this Section 6.4 shall be construed to grant, or imply a grant, of a license to any intellectual property.

6.5 Third-Party Rights. In the event Inhibrx and/or its Affiliates licenses or acquires any Patent Rights, Know-How or other intellectual property rights necessary for the commercialization of any Licensed Antibody, Inhibrx and/or its Affiliates shall ensure that such license or acquisition permits Inhibrx to grant to Licensee a license or sublicense, and Inhibrx shall grant to Licensee such license or sublicense. The Parties shall discuss in good faith the allocation of any direct payments required to be paid to a Third Party in order for Inhibrx and/or its Affiliates to grant such license or sublicense to Licensee.

7. PATENT ENFORCEMENT

7.1 Notice of Infringement. If either Party learns of any actual, alleged or threatened infringement or misappropriation of any Licensed Intellectual Property by a product that competes with a Licensed Product (“Infringement”), such Party shall promptly notify the other Party and shall provide the other Party with available evidence of such infringement.

7.2 Enforcement Rights. Licensee shall have the sole right (but not the obligation) to seek to abate any Infringement of the Licensed Intellectual Property by a Third Party by a product that competes with a Licensed Product, or to file suit against any such Third Party. Inhibrx shall cooperate with Licensee in any such suit, including, if necessary, by being, and Inhibrx hereby agrees to be, joined as a party, and Licensee shall keep Inhibrx updated with respect to any such action, including providing copies of all material documents received or filed in connection with any such action.

7.3 Allocation of Recoveries. If Licensee or its designee files a suit, action or proceeding against an actual, alleged or threatened Infringement, then any damages, monetary awards or other amounts recovered by Licensee or its designee, whether by judgment or settlement, shall be applied as follows:

(i) First, to reimburse Licensee and its designee (if applicable) for costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(ii) Second, any remaining amount that represents compensation for lost sales, a reasonable royalty or lost profits, shall be retained by or paid to Licensee; provided, however, any such amount (after relevant adjustment to convert to Net Sales of Licensed Products) shall be subject to the royalty obligations set forth in Section 4.2; and

(iii) Third, any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be shared by the Parties, with Licensee allocated [***]% and Inhibrx allocated [***]% of such amounts.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

7.4 Certain Limitations. Neither Party shall (or permit any of its licensees or sublicensees to) knowingly take any position with respect to, or compromise or settle, any action involving the enforcement of any Licensed Patents in any way that would be reasonably likely to directly and adversely affect their scope, validity or enforceability without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Inhibrx Representations. Inhibrx represents and warrants to Licensee, as of the date hereof, that:

8.1.1 Inhibrx is a limited liability company, validly existing and in good standing under the laws of Delaware, with full power and authority to operate its properties and to carry on its business as presently conducted;

8.1.2 Inhibrx has full power and authority to execute, deliver and perform this Agreement;

8.1.3 Inhibrx has the full right and legal capacity to grant the rights granted to Licensee hereunder;

8.1.4 this Agreement constitutes the legally binding and valid obligation of Inhibrx, enforceable in accordance with its terms;

8.1.5 the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Inhibrx corporate action;

8.1.6 the execution, delivery and performance by Inhibrx of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Inhibrx is a party or by which it is bound;

8.1.7 there is no action, suit, proceeding or investigation pending or, to the knowledge of Inhibrx and Parent, currently threatened in writing against or affecting Inhibrx that questions the validity of this Agreement or the right of Inhibrx to enter into this Agreement or consummate the transactions contemplated hereby;

8.1.8 Exhibit B sets forth a complete and accurate list of all Licensed Patents Controlled by Inhibrx as of the Effective Date, indicating the owner, licensor and/or co-owner(s), if applicable. Except as set forth on Exhibit B, Inhibrx does not own, or have a license to, any Patent Rights that cover any Licensed Antibody or the Licensed Product, or that otherwise are necessary or useful for the production, use, research, development, manufacture or commercialization of any Licensed Antibody or Licensed Product in the Field in the Territory. Further, except as listed on Exhibit B, as of the date hereof, no Affiliate of Inhibrx, including Parent, owns or controls any Patent Rights, Know-How or other assets necessary or useful for the production, use, research, development, manufacture or commercialization of any Licensed Antibody;

8.1.9 Exhibit E sets forth a complete and accurate list of all agreements relating to the licensing, sublicensing or other granting of rights with respect to the Licensed Intellectual Property, any Licensed Antibody and Licensed Product, to which Inhibrx or its Affiliates is a party, and Inhibrx has provided complete and accurate copies of all such agreements to Licensee, which may be redacted to the extent reasonably necessary by Inhibrx. Except as listed on Exhibit E, neither Inhibrx nor any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which Inhibrx or such Affiliate has received a license or other rights relating to any Licensed Antibody;

8.1.10 neither Inhibrx nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any intellectual property rights or any Licensed Antibody;

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

8.1.11 no Third Party has been involved, directly or indirectly, in the screening, conception, reduction to practice, creation, generation or production of Antibody [***] or any other Licensed Antibody;

8.1.12 except as set forth in Exhibit F, there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to the knowledge of Inhibrx and Parent, threatened against Inhibrx which would (a) be reasonably expected to affect or restrict the ability of Inhibrx to consummate the transactions under this Agreement and to perform its obligations under this Agreement, and (b) affect in any manner the Licensed Intellectual Property, any Licensed Antibody, or Licensed Product, or Inhibrx’s Control thereof;

8.1.13 except as set forth in Exhibit F, neither Inhibrx nor any of its Affiliates has received any notice of any claim that any Patent Right, Know-How or other intellectual property owned or controlled by a Third Party would be infringed or misappropriated by the production, use, research, development, manufacture or commercialization of any Licensed Antibody or Licensed Product pursuant to this Agreement, and, to the knowledge of Inhibrx and Parent, there are no Patent Rights, Know-How or other intellectual property owned by a Third Party and not included in the Licensed Intellectual Property that are necessary for the production, use, research, development, manufacture or commercialization of any Licensed Antibody or Licensed Product;

8.1.14 except as set forth in Exhibit F, to the knowledge of Inhibrx and Parent, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Licensed Intellectual Property in the Field in the Territory;

8.1.15 Inhibrx or its Affiliate is the sole and exclusive owner of, or Controls, the Licensed Intellectual Property, and all employee or consultant inventions of Inhibrx or its Affiliate relevant to the rights granted to Licensee under this Agreement have been duly transferred to Inhibrx or its Affiliate, as the case may be, in accordance with applicable laws, regulations and rules. Further, Licensed Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind and all official fees, maintenance fees and annuities for the Licensed Intellectual Property have been paid through the Effective Date and Inhibrx has not ceased the Prosecution of any domestic or foreign patents or patent applications included in the Licensed Patents; and

8.1.16 neither Inhibrx nor any of its Affiliates is a party to any agreement with the U.S. Federal government or an agency thereof pursuant to which the U.S. Federal government or such agency provided funding for the development of any Licensed Antibody or Licensed Product.

8.2 Licensee Representations. Licensee represents and warrants to Inhibrx, as of the date hereof, that:

8.2.1 Licensee is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted;

8.2.2 Licensee has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of Licensee, enforceable in accordance with their terms;

8.2.3 the execution, delivery and performance by Licensee of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Licensee, its business or its assets;

8.2.4 no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Licensee is required in connection with the execution, delivery and performance of this Agreement; and

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

8.2.5 there is no action, suit, proceeding or investigation pending or, to Licensee’s knowledge, currently threatened against or affecting Licensee or that questions the validity of this Agreement, or the right of Licensee to enter into this Agreement or consummate the transactions contemplated hereby.

8.3 Disclaimer of Warranties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE DEVELOPMENT OR COMMERCIALIZATION OF ANY LICENSED ANTIBODY OR LICENSED PRODUCT UNDER THIS AGREEMENT, OR WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS OR THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION.

9.	INDEMNIFICATION

9.1 Indemnification by Licensee. Licensee will indemnify Inhibrx, its Affiliates, and its and their directors, officers, employees and agents (“Inhibrx Indemnitees”) and defend and hold each of them harmless, from and against any and all Third Party claims and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) that such Indemnitees may be required to pay to one or more Third Parties (collectively, “Losses”) to the extent arising from or occurring as a result of (i) Licensee’s breach of any of its representations or warranties in Section 8, or (ii) the development (other than the development activities conducted by or on behalf of Inhibrx), manufacture, use, offer for sale, distribution, promotion, importation, exportation or marketing of a Licensed Product, and any claim of personal injury or death arising from the use of a Licensed Product or any portion thereof. Notwithstanding the foregoing, Licensee will have no obligations under this Section to the extent Losses arise from or occur as a result of (a) gross negligence or willful misconduct (including non-compliance with any applicable laws, regulations, or rules) on the part of an Inhibrx Indemnitee, or (b) breach by Inhibrx of any representations, warranties, covenants or agreements set forth in this Agreement.

9.2 Indemnification by Inhibrx. Inhibrx will indemnify Licensee, its Affiliates, and its and their directors, officers, employees and agents (“Licensee Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses to the extent arising from or occurring as a result of (i) the gross negligence or willful misconduct of Inhibrx or its Affiliates, or (ii) Inhibrx’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, Inhibrx will have no obligations under this Section to the extent Losses arise from or occur as a result of (a) gross negligence or willful misconduct (including non-compliance with any applicable laws, regulations, or rules) on the part of a Licensee Indemnitee, or (b) breach by Licensee of any of its representations, warranties, or covenants set forth in this Agreement.

9.3 Indemnification Procedures. Subject to the immediately succeeding sentence, each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation and defense of any such claim, demand or action, and (d) not compromising or settling such claim, demand or action without the indemnifying Party’s prior written consent; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. The indemnifying Party may, at its option, assume the defense of any claim, demand or action arising out of the indemnified activities by giving written notice to the indemnified Party within thirty (30) days of receipt of notice from the indemnified party under subsection (a) above; provided, that, (i) such claim, demand or action solely seeks monetary damages and (ii) the indemnifying Party expressly agrees in writing that as between the indemnifying Party and the indemnified Party, the indemnifying Party shall be solely obligated to satisfy and discharge such claim, demand or action in full and is able to reasonably demonstrate that it has sufficient financial resources (the matters described in (i) and (ii), the “Litigation Conditions”); provided, further, that the indemnified Party may, at any time,

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

assume the defense of a claim, demand or action if at any time the Litigation Conditions are not satisfied with respect to such claim, demand or action.

10.	INSURANCE; LIMITATION OF LIABILITY

10.1 Licensee Insurance. Licensee shall maintain, at its cost, a program of insurance and/or self insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, the commercialization of any Licensed Products by Licensee, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for a company such as Licensee for the activities to be conducted by it under this Agreement.

10.2 Limitation of Liability. EXCEPT WITH RESPECT TO WILLFUL MISCONDUCT, GROSS NEGLIGENCE, ANY BREACHES OF SECTION 5 (CONFIDENTIALITY), OR ANY INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER ANY LEGAL THEORY (INCLUDING BUT NOT LIMITED TO CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR WARRANTY OF ANY KIND) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS) ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF, OR COULD REASONABLY HAVE PREVENTED, SUCH DAMAGES.

11. TERM AND TERMINATION

11.1 Term; Expiration. Unless earlier terminated in accordance with this Section, the term of this Agreement (the “Term”) shall commence as of the Effective Date and remain in force until it expires as follows: (a) on a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement shall expire on the date of expiration of all applicable Royalty Terms with respect to such Licensed Product in such country; and (b) this Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the Territory. Upon expiration of the Term with respect to any Licensed Product in a country in the Territory pursuant to this Section 11.1, Licensee shall have an exclusive, fully paid-up, royalty-free, perpetual, non-terminable and irrevocable right and license, with the right to grant sublicenses, under the Licensed Intellectual Property, to research, develop, manufacture, commercialize, make, have made, use, sell, offer to sell and import such Licensed Product in such country; provided, for avoidance of doubt, that this sentence is not intended to release Licensee from obligations to make any payment obligations that accrued as of the expiration of the Term.

11.2 Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party for the material breach by the other Party of this Agreement, provided that the breaching Party has not cured such breach within sixty (60) days after the date of written notice to the breaching Party in the case of a payment breach and sixty (60) days after the date of written notice to the breaching Party in the case of any other breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section; provided, further, that (a) a material breach shall be deemed to have occurred only in the event a Party materially breaches or defaults in the performance of its obligations hereunder with respect to a Licensed Product in a manner that fundamentally frustrates the transactions contemplated by this Agreement with respect to such Licensed Product, (b) such Party has failed to cure such breach within the sixty (60)-day period specified above in this Section 11.2, and (c) the other Party’s termination right shall be limited to a termination of this Agreement with respect to the applicable Licensed Product and, with respect to termination by Inhibrx, only in the country(ies) materially and adversely impacted by such material breach.

11.3 Termination for IP Challenge. If Licensee or any Affiliate of Licensee, directly or indirectly, makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any Licensed Patent, Inhibrx may terminate this Agreement immediately upon written notice to Licensee with respect to such Licensed Patent.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

11.4 Voluntary Termination. Licensee may terminate this Agreement at any time upon thirty (30) days’ written notice to Inhibrx.

11.5 Termination for Bankruptcy. If either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within one hundred twenty (120) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

11.6 Effects of Expiration or Termination.

11.6.1 License upon Expiration. Upon the expiration, but not earlier termination, of this Agreement, the license granted to Licensee in Section 2.1.1 shall automatically convert to the license set forth in Section 11.1.

11.6.2 Termination of Licenses. Upon any termination of this Agreement for any reason other than by Licensee pursuant to Section 11.2 or 11.5, (i) as of the effective date of such termination, all licenses granted by Inhibrx to Licensee under this Agreement shall terminate automatically, and (ii) each Party shall return all Confidential Information of the other Party as required by Section 5.

11.6.3 Transfer of Product Materials. Upon termination of this Agreement for any reason other than by Licensee pursuant to Section 11.2 or 11.5, as of the date of such termination, Licensee shall, at Inhibrx’s cost, transfer to Inhibrx complete copies of (i) all preclinical data, manufacturing Know-How (including all supplier information and all GMP materials) and human clinical experience database; (ii) all regulatory filings and Regulatory Approvals; (iii) all correspondence with the FDA or equivalent foreign regulatory authorities, (iv) all counsel patent files prepared pursuant to Section 6.2; and (v) all biological materials, including samples, Licensed Product inventory and cell lines (collectively, “Product Materials”), in each case, to the extent solely relating to a Licensed Antibody or Licensed Product. If any such Product Materials are not within Licensee’s possession or control, Licensee shall use Commercially Reasonable Efforts to cause the transfer thereof to Inhibrx. Licensee will use Commercially Reasonable Efforts to complete such transfer of Product Materials within sixty (60) days.

11.6.4 Grant Back. Upon termination of this Agreement for any reason other than by Licensee pursuant to Section 11.2 or 11.5, Licensee will grant Inhibrx a perpetual, worldwide, sublicensable, license under all intellectual property rights Controlled by Licensee or its Affiliates as of the effective date of termination, to the extent used by Licensee as of the date of termination, that are necessary to (a) use, sell, offer for sale and import (but not to make or have made) Licensed Products in existence on the date of termination on an exclusive basis and (b) make and have made Licensed Products in existence on the date if termination on a non-exclusive basis; provided, that the grant of such license shall be subject to the Parties having agreed upon a commercially reasonable royalty rate to be paid by Inhibrx to Licensee on sales of the Licensed Products.

11.6.5 Termination by Licensee Pursuant to Section 11.2 or 11.5. In the event Licensee terminates this Agreement pursuant to Section 11.2 or 11.5, then all rights and obligations of the Parties under this Agreement (other than those that expressly survive under Section 11.8) shall terminate, except that the license granted in Section 2.1.1 shall survive, Licensee’s payment obligations and audit rights pursuant to Section 4 shall survive, and Section 11.8 shall survive.

11.6.6 Survival of Sublicenses. Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Inhibrx, provided that (i) Licensee has first represented and warranted to Inhibrx that, to Licensee’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued Licensee payment obligations to Inhibrx have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

11.7 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Section 11 are in addition to any other relief and remedies available to either Party under this Agreement and at law.

11.8 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 2.2 (Reservation of Rights), 5 (Confidentiality), 6.1 (Ownership), 6.4 (Joint Patents), 8 (Representations and Warranties), 9 (Indemnification), 10.2 (Limitation of Liability), 11.6 (Effects of Expiration or Termination), 11.7 (Remedies), 11.8 (Surviving Provisions) and 12 (Miscellaneous), as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement. For the avoidance of doubt, in the event notice of termination of this Agreement is given prior to the payment of any milestone set forth in Section 4, Licensee shall not be obligated to make any such or subsequent milestone payment to Inhibrx. Termination shall not relieve any Party from any liability which has accrued prior to such termination.

11.9 Right to Set-off. Notwithstanding anything to the contrary in this Agreement, each Party has the right at all times to retain and set off against all amounts due and owing to the other Party as determined in a final judgment any damages recovered by such Party for any Losses incurred by such Party.

12.	MISCELLANEOUS

12.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than New York and excluding the United Nations Convention on Contracts for the International Sales of Goods.

12.2 Arbitration.

12.2.1 Except as otherwise expressly provided in this Section, any dispute, claim or controversy arising under, out of, or in connection with this Agreement (a “Dispute”) as to the breach, performance or interpretation of this Agreement, such Dispute shall, upon written notice of either Party to the other, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section. The arbitration shall be conducted by the American Arbitration Association (or any successor entity thereto) (“AAA”) under its rules of commercial arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator knowledgeable in the subject matter at issue in the Dispute and acceptable to both Parties; provided, however, that the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators (such single arbitrator or panel, the “Arbitrator”). The Arbitrator shall, if appropriate, engage an independent expert with experience in the subject matter of the Dispute to advise the Arbitrator.

12.2.2 With respect to any Dispute referred to arbitration pursuant to Section 12.2.1, the Parties and the Arbitrator shall use all reasonable efforts to complete any such arbitration within six (6) months from the issuance of notice of a referral of any such Dispute to arbitration. The Arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the Arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.

12.2.3 The decision of the Arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the Arbitrator. Any decision of the Arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the Arbitrator shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision.

12.2.4 Unless otherwise agreed by the Parties, if Licensee initiates arbitration, the arbitration proceedings shall be conducted in San Diego, California, and if Inhibrx initiates arbitration, the arbitration proceedings shall be conducted in New York, New York. The Parties shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the Arbitrator, and the cost of the Arbitrator and

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

administrative fees of AAA. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

12.2.5 Pending the selection of the Arbitrator or pending the Arbitrator’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

12.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by Inhibrx without the prior express written consent of Licensee. Licensee may assign, delegate or otherwise transfer, in whole or in part, this Agreement or any right or obligation hereunder, without the consent of Inhibrx. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

12.4 Force Majeure. Except with respect to payment obligations, neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any governmental authority or the other Party.

12.5 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. Each Party, as licensee, may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, if a Party elects to retain its rights as a licensee under such Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee Party not later than:

12.5.1 the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

12.5.2 if not delivered under Section 12.5.1, upon the rejection of this Agreement by or on behalf of the licensor, upon written request.

Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

12.6 Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be deemed severed and deleted, and such invalidity, illegality or unenforceability shall not affect the validity of this Agreement as a whole or of any other provision herein.

12.7 Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered personally or by facsimile (receipt verified and a copy promptly sent by personal delivery, U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable)), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Inhibrx:	To Licensee:
INBRX 103, LLC 11099 North Torrey Pines Road, Suite 130 La Jolla, CA 92037 Attention: Mark Lappe, CEO	Celgene Corporation 86 Morris Avenue Summit, NJ 07901 Attention: General Counsel

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

All such notices, consents or reports shall be effective upon receipt.

12.8 Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including the Option Agreement (except to the extent set forth in Section 8.5 of the Option Agreement).

12.9 Interpretation. The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

12.10 English Language. This Agreement is written in the English language, which shall be controlling for all purposes. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the parties hereto.

12.11 Independent Contractors. It is expressly agreed that Inhibrx and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Inhibrx nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

12.12 Waiver; Amendment. A term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

12.13 Further Assurances. Each Party shall execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

[Remainder of page intentionally left blank; signature page follows.]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

INBRX 103, LLC

By:	/s/ Mark Lappe
Name:	Mark Lappe
Title:	CEO

CELGENE CORPORATION

By:	/s/ Perry Karsen
Name:	Perry Karsen
Title:	Chief Operations Officer

[Signature Page to License Agreement]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

LICENSED ANTIBODIES

[***]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

LICENSED PATENTS

[***]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

TECHNOLOGY TRANSFER

[***]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

ANTIBODY [***]

[***]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E

AGREEMENTS

Master Services Agreement entered into July 30, 2011 by and between Inhibrx LLC and Explora Biolabs

License Agreement date October 31, 2012 between Cellca GMBH and Inibrx LLC

Master Services Agreement made October 10, 2012 by and between Charles Rivers Laboratories, Inc. and Inhibrx LLC

Terms and Conditions for Material Transfer and Limited Services Agreement between Emerald Biostructures, Inc. and Inhibrx LLC dated July 11, 2012

Research Agreement dated May 25, 2012 by and between Inhibrx LLC and Antitope Limited, as amended.

Amendment No. 1 to Research Agreement dated July 17, 2012

Amended and Restated Inhibrx License Agreement by and between Inhibrx, LLC and INBRX 103, LLC dated June 21

GUARANTY AND INDEMNITY AGREEMENT made as of June 21, 2012 by Inhibrx, L.L.C in favor of Celgene Corporation

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT F

SCHEDULE OF EXCEPTIONS

[***]

Portions of this Exhibit, indicated by the mark “[***]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.